Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Results of First Quarter 2013

Irvine, CA, May 8, 2013 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH), today announced results for the first quarter of 2013 that include an 85% increase in mortgage lending originations to $673.8 million from $365.1 million in the first quarter of 2012, and an increase in mortgage lending segment pre-tax profits to $671 thousand in the first quarter of 2013 from $227 thousand in the first quarter of 2012.  The Company’s continuing operations, which includes the mortgage lending, real estate services and long-term mortgage portfolio segments, had net earnings after taxes of $138 thousand in the first quarter of 2013, a $3.7 million improvement over the loss of $(3.5) million in first quarter of 2012, which resulted in a $4.0 million improvement in consolidated net earnings in the first quarter 2013 as compared with the first quarter 2012.

Also, as previously announced, the Company issued $20.0 million in convertible debt on April 30, 2013.  The convertible debt has a coupon of 7.5%, requires quarterly interest only payments,  is convertible into common stock at a strike price of $10.875, and is due by 2018.  We expect to use the proceeds to increase the servicing portfolio by both retaining a greater portion of our own originations plus purchasing mortgage servicing rights, to expand the mortgage lending platform to increase lending volumes and to pursue other strategic opportunities in the mortgage and lending markets.

As previously discussed in our annual report on Form 10-K, we believe there are a number of opportunities that exist in today’s mortgage and lending markets, which include the purchase of mortgage servicing rights, originating small balance multifamily loans, originating, pooling and privately securitizing jumbo mortgage loans and offering warehouse lines to small banks, credit unions and mortgage banking firms.  With a portion of these proceeds, we expect to pursue some of these opportunities in a manner, and through structures, which we believe deliver accretive value to our shareholders.

In the first quarter of 2013, as compared to the first quarter of 2012, we have increased originations by 85% and the servicing portfolio by 197% as indicated below (in millions):

	Q1 2013	Q1 2012	$ Increase	% Change
Originations	$673.8	$365.1	$308.7	85%
Servicing Portfolio (1)	1,702.5	573.8	1,128.7	197%

(1)  Excluding servicing sold and not transferred, and interim servicing

In the first quarter of 2013, as compared to the fourth quarter of 2012, we increased the servicing portfolio by 14% but originations declined 17% as seen below (in millions):.

	Q1 2013	Q4 2012	$ Increase	% Change
Originations	$673.8	$813.2	$(139.4)	-17%
Servicing Portfolio (1)	1,702.5	1,492.1	210.4	14%

(1)  Excluding servicing sold and not transferred, and interim servicing

The decline in originations was due to an overall decline in originations in the mortgage lending market in the first quarter of 2013, normal seasonal declines experienced each year in the first quarter, and some operational inefficiencies impacting turn times associated with the implementation of our new loan origination system.

In the first quarter of 2013, as compared to the first quarter of 2012, continuing operations were profitable and improved by 104% due to the improvement in the results of mortgage lending, the continued profitability, albeit expectedly lower, of our real estate services segment and a $2.5 million improvement in the long-term mortgage portfolio segment.  Continuing operations showed net earnings primarily resulting from a tax benefit recorded in the first quarter of 2013 as a result of the increase in our ownership of AmeriHome Mortgage Corporation (AmeriHome) to 80% in 2013.  Consolidated net loss declined to $(738) thousand, or $(0.08) per diluted share as compared to a loss of $(4.8) million, or $(0.61) per diluted share in the comparable period in the prior year.

	Q1 2013		Q1 2012
Segment Results (in thousands)	Net earnings (loss)	Diluted EPS	Net earnings (loss)	Diluted EPS
Mortgage Lending	$671	$0.08	$227	$0.03
Real Estate Services	2,295	0.27	2,726	0.35
Long-term Mortgage Portfolio	(3,916)	(0.46)	(6,445)	(0.83)
Continuing Operations	$(950)	$(0.11)	$(3,492)	$(0.45)
Income tax benefit (expense) from continuing operations	1,088	0.13	(30)	(0.00)
Continuing operations, net of tax	$138	$0.02	$(3,522)	$(0.45)
Discontinued Operations, net of tax	(876)	(0.10)	(1,268)	(0.16)
Net loss attributable to IMH	$(738)	$(0.08)	$(4,790)	$(0.61)

Mortgage Lending

In the first quarter of 2013, mortgage lending net earnings before taxes improved slightly over the same period in the prior year. However, net earnings before taxes declined as compared to the fourth quarter of 2012.  The decline in the first quarter of 2013 as compared to fourth quarter of 2012 was primarily due to margin compression, an increase in lending operations personnel costs and a non-operational, non-recurring cost of $700 thousand recorded in the first quarter of 2013 to settle a claim for unpaid licensing fees from a former technology vendor associated with a system that was not installed.

Margin compression that began in the fourth quarter of 2012 continued in the first quarter of 2013 reducing our net margins by approximately 20 basis points, although it now appears that margins have stabilized in the latter part of the first quarter of 2013.  Our origination volumes were lower in the first quarter of 2013 as compared to $813.2 million in the fourth quarter of 2012. With the decline in originations across the industry, mortgage lenders reduced pricing to capture or maintain volumes. We did the same to stay competitive in maintaining volume, resulting in reduced pricing and margin compression on lower volumes.In addition, our operating costs were higher with the over-capacity in operations expecting higher volume than experienced in the first quarter.Also, the implementation of our new loan origination system has been more challenging than anticipated. Upon implementation, we expect this new system will result in better operational efficiencies to support a larger amount of production in the future.  With this not yet occurring, our operating expenses were higher than expected.  The Company has however hired a seasoned mortgage banking executive to manage the mortgage operations of the Company, complete the installation of this new system, reduce operational costs and improve our turn time efficiencies.

During the first part of the second quarter of 2013, we have seen improved turn times with increased funding volumes.  Furthermore, we saw a significant increase in the pipeline in April 2013, expected to result in higher origination volumes in the second quarter as compared to the first quarter.

In the first quarter of 2013, the Company’s mortgage lending channels continued to experience a more balanced production mix.  This was a result of the continued growth in the retail channel, conducted by our branch offices, and correspondent channel, which acquires closed loans from our correspondent sellers.  For the first quarter of 2013, our retail channel production contributed 31% of originations while our correspondent channel contributed 23%, with the remaining 46% coming from the wholesale channel.

In the first quarter of 2013, the mix of purchase money transactions, as compared to refinance transactions, remained consistent with the first quarter of 2012 and the fourth quarter of 2012.  We continue to devote efforts towards capturing additional purchase money transactions as the real estate market continues to improve and the home refinance market continues to contract.  We have been able to increase the number of relationships we have with real estate professionals to 1,266 as of March 31, 2013, as compared with 1,173 as of December 31, 2012.

Our mortgage servicing portfolio increased to $1.7 billion as of March 31, 2013, from $1.5 billion at December 31, 2012.  At March 31, 2013, the loans that were originated after 2010 totaled $1.6 billion with a minimal number of loans 60 or more days delinquent.  The remaining $107 million balance of the servicing portfolio consists of loans originated or acquired by AmeriHome, primarily prior to 2009 and which was acquired in our 2010 purchase of our interest in AmeriHome.  These legacy AmeriHome loans continue to have higher delinquencies.

Real Estate Services

Net earnings before taxes from our real estate services segment decreased to $2.3 million in the first quarter of 2013, as compared with $ $2.7 million in the first quarter of 2012 and $3.1 million in the fourth quarter of 2012.  The real estate services segment continues to provide net operating margin, but its revenue continues to gradually decline as we expected.  The decrease was primarily due to a continued and expected decline in the long-term mortgage portfolio resulting from collections and liquidation of defaulted loans.

Long-term Mortgage Portfolio

Net loss before taxes from our long-term mortgage portfolio was $(3.9) million for the first quarter of 2013 compared to a net loss of $(6.4) million in the first quarter of 2012 primarily due to the change in the estimated fair value of the portfolio.  The estimated fair value of the net trust assets continues to decline in 2013 primarily as a result of the expected and ongoing decline in securitized mortgage collateral due to principal collections and liquidation of defaulted loans.

Consolidated Operations

In the first quarter of 2013, the Company reported a consolidated net loss of $(738) thousand or $(0.08) per diluted share, as compared to a net loss of $(4.8) million in the first quarter of 2012 or $(0.61) diluted per share, primarily due to a $2.5 million improvement in the long-term mortgage portfolio and a tax benefit of $1.1 million due to the Company’s increase in its AmeriHome ownership to 80% which allows the Company to include AmeriHome on its consolidated tax return and to reduce income taxes as AmeriHome will now be able to utilize IMH’s taxable net operating loss.

Despite earnings from the mortgage lending segment staying relatively flat, when comparing the first quarter of 2013 with the first quarter 2012, we still believe that the continued driver of growth in net earnings from continuing operations for 2013 will be mortgage lending. Total origination volume fell in the first quarter of 2013 as compared to the fourth quarter of 2012; however we continue to increase production substantially on a year over year basis.  The decrease in production from the fourth quarter of 2012, combined with increased margin compression and higher personnel costs, limited the mortgage lending segment’s profitability in the first quarter of 2013.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “Even though the first quarter saw margin compression and reduced origination volumes from the end of last year, our second quarter is shaping up nicely with April recording our largest amount of loan locks since 2010, and a total pipeline in excess of $800 million.  As of April 30, 2013, our jumbo product had a pipeline of $25 million with a continued roll out of the program in wholesale and correspondent expected during the second quarter. Further, we believe raising capital at such favorable rates and terms earlier this week shows a tremendous vote of confidence in the Company.  The additional capital allows us much greater flexibility in the overall execution of our business plan.”

Conference Call

The Company will hold a conference call tomorrow morning, May 9, 2013, at 9 a.m. Pacific Time (12:00 p.m. Eastern Time), to discuss the Company’s financial results and business outlook and to answer investor questions,. After the Company’s prepared remarks, management will host a live Q&A session, to answer questions submitted via email. Please email your questions to jmoisio@impacmail.com.  Investors may participate in the conference call by dialing (866) 573-1930, conference ID number 21657481, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “will,” “intends,” “believe,” “expect,” “likely,” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  our ability to manage effectively our mortgage lending operations and continue to expand the Company’s growing mortgage lending activities; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; decrease in purchase money transactions; inability to hire qualified retail loan officers or transact with qualified correspondents; failure to successfully launch or continue to market new loan products; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing,  the terms of any financing that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides mortgage and real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage lending and servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio which includes the residual interest in securitizations.

For additional information, questions or comments, please call Justin Moisio in Investor Relations at (949) 475-3988 or email jmoisio@impacmail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com